Exhibit 10.1

RULES FOR THE GRANT OF QUALIFIED STOCK OPTIONS

TO PARTICIPANTS IN FRANCE UNDER

THE TORNIER N.V. 2010 INCENTIVE PLAN

1.             Introduction.

(a)           The Board of Directors of Tornier N.V. (the “Company”) has established the Tornier N.V. 2010 Incentive Plan, (the “Plan”) for the benefit of certain individuals employed by the Company and its Affiliates, including Affiliates and branches of the Company in France (“French Entities”).

(b)           Section 4.2 of the Plan specifically authorizes the Committee (as defined in the Plan) to amend the terms of the Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Affiliate in order to comply with local legal requirements, to otherwise protect the Company’s or Affiliate’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more subplans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws.  The Committee has determined that it is advisable to establish a sub-plan of the Plan for the purpose of granting stock options which may qualify for the favorable tax and social security treatment in France under Sections L. 225-177 to L. 225-186-1 of the French commercial code (“Qualified Options”).  The terms of the Plan (as set forth in Appendix 1), along with the additional rules contained herein, shall collectively constitute the Rules for the Grant of Qualified Stock Options to Participants in France under the Tornier N.V. 2010 Incentive Plan (the “French Options Sub-Plan”).  Under the French Options Sub-Plan, the Company may only grant Qualified Options; the provisions of the Plan permitting the grant of any other type of Award shall not be applicable.

2.             Definitions.

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.  The terms set forth below shall have the following meanings:

(a)           “Closed Period” shall mean the specific periods as set forth by Section L. 225-177 of the French commercial code during which Qualified Options cannot be granted.

(1)           Ten (10) quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(2)           The period as from the date the corporate management of the Company (involved in the governance of the Company, such as the Board, Committee, supervisory directorate, etc.) has been disclosed information which could, if disclosed to the public, significantly impact the trading price of the Company’s Common Stock, until ten (10) quotation days after the day such information is disclosed to the public; or

(3)           Twenty (20) quotation days following the issuance of a coupon granting the right to receive dividends (i.e., the ex-dividend date) or to purchase shares of Stock (i.e., a rights offering).

If French law or regulations are amended after adoption of this French Options Sub-Plan to modify the definition and/or applicability of the Closed Period to Qualified Options, such amendment shall become applicable to any Qualified Options to be granted under this French Options Sub-Plan, to the extent permitted or required by French law.

(b)           “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(c)           “Effective Grant Date” shall mean the date on which a Qualified Option is effectively granted (i.e., the date on which the condition precedent of the expiration of a Closed Period applicable to the Qualified Option, if any, is satisfied, which is the first day after any Closed Period).  Such condition precedent shall be satisfied when the Board, Committee or other authorized corporate body shall determine that the granting of Qualified Options is no longer prevented under a Closed Period (i.e., the first date following the expiration of the Closed Period which would not be a prohibited Date of Grant pursuant to French Closed Periods or the next immediately succeeding trading day if such date is not a trading day provided such date is not prohibited under the Plan rules and U.S. securities rules).  If the Grant Date does not occur within a Closed Period, the “Effective Grant Date” shall be the same day as the “Grant Date” without any need for Board or Committee action.

(d)           “Exercise Price” shall mean the purchase price of each share of Stock subject to a Qualified Option.

(e)           “Forced Retirement” shall mean forced retirement as determined under Section L. 1237-5 of the French labor code, as amended, and subject to the fulfillment of related conditions.

(g)           “French Entity” shall mean:

(i)            an Affiliate incorporated in France of which the Company holds at least, either directly or indirectly, 10% of the share capital, or

(ii)           a French branch of the Company.

(h)           “French Participant” shall mean:

(i)            an Employee of a French Entity who is resident in France for French tax purposes and/or is subject to the French social security regime and has been granted a Qualified Option and is employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity;

(ii)           a Managing Director who has been granted a Qualified Option; and

(iii)          in exceptional and specific circumstances, and to the extent permissible under French tax and social security laws, including guidelines and specific tax or social security rulings issued by French tax and social security authorities, any individual who is otherwise employed by the Company or one of its Affiliates even if the individual is not a tax resident of France and/or subject to French social contribution regime at the Grant Date.

(i)            “Grant Date” or “Effective Grant Date” shall mean the date on which the Committee both:

(i)            designates the French Participant; and

(ii)            specifies the terms and conditions of the Qualified Option, including the number of shares of Stock subject to the award and the Exercise Price.

(j)            “Managing Director” shall mean any person who serves in one of the following positions for a French Entity:

(i)             Président du Conseil d’Administration;

(ii)            Directeur Général;

(iii)           Directeur Général Délégué;

(iv)          Membre du Directoire; or

(v)           Gérant de Sociétés par actions.

(k)           “Qualified Option” shall mean a stock option granted under the French Options Sub-Plan to:

(i)             acquire shares of Stock repurchased by the Company prior to the date on which the option becomes exercisable (hereinafter a “purchase stock option); and

(ii)            subscribe to newly-issued shares of Stock (hereinafter a “subscription stock option”).

3.             Eligibility.

Notwithstanding any other term of this French Options Sub-Plan, the Company may grant Qualified Options only to Employees of a French Entity and/or to Managing Directors who hold less than ten percent (10%) of the outstanding shares of Stock and who otherwise satisfy the eligibility conditions of the Section 5 of the Plan.

4.             Term of Option.

The term of each Qualified Option shall be stated in the Award Agreement and shall have a maximum term of nine years and six months from the Effective Grant Date or such shorter term as may be provided in the Award Agreement.

5.             Modifications to Grant Terms.

Notwithstanding any provision in the Plan, the terms and conditions of a Qualified Option may not be modified after the Effective Grant Date, except as provided under Sections 7 to 10 of this French Options Sub-Plan, or as otherwise in keeping with French law.

6.             Exercise Price and Consideration.

(a)           The Exercise Price for a Qualified Option (or the method for determining the Exercise Price) shall be fixed by the Committee on the Grant Date or on the Effective Grant Date if this date occurs after the Grant Date.  The Exercise Price shall be stated in the Award Agreement or other grant materials distributed to employees, and a Qualified Option shall be considered as granted on the Effective Grant Date.

In no event shall the Exercise Price per Share be less than the greatest of:

(i)            with respect to a purchase stock option, the higher of either 95% of the average of the closing price of such shares of Stock during the 20 days of quotation immediately preceding the Effective Grant Date or 95% of the average of the purchase price paid for such shares of Stock by the Company;

(ii)           with respect to a subscription stock option, 95% of the average of the closing price of such shares of Stock during the 20 days of quotation immediately preceding the Effective Grant Date; and

(iii)          100% of the Fair Market Value per Share as defined under the Plan, as determined on the Effective Grant Date.

(b)           Upon exercise of a Qualified Option, payment of the full Exercise Price shall be paid by cash (only) or through a cashless exercise method if it occurs more than four years after the grant of the Qualified Options.  No delivery, surrender or attestation to the ownership of previously owned shares of Stock may be used by a French Participant to pay the Exercise Price.

The net exercise arrangement as described in Section 6.4(b) of the Plan also shall not be available to a French Participant.

(c)           The Company shall not grant a Qualified Option during a Closed Period.

(d)           The shares of Stock acquired upon exercise of a Qualified Option shall be recorded in an account in the name of the French Participant with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law and with applicable holding periods.

7.             Exercise Dates.

(a)           A Qualified Option shall vest and be exercisable pursuant to the terms and conditions set forth in the Plan, the French Options Sub-Plan and the Award Agreement delivered to the French Participant.  The vesting and exercisability of a Qualified Option may not be modified except as provided in Sections 8 to 10 of this French Options Sub-Plan or to the extent authorized by and permitted under French law.

To obtain the French-qualified treatment, a French Participant shall not sell or transfer shares of Stock acquired upon exercise of a Qualified Option before the expiration of the applicable holding period for Qualified Options set forth in Section 163 bis C of the French Tax Code, as amended, except as provided in this French Options Sub-Plan, or as otherwise in keeping with French law.  To prevent a French Participant from selling the shares of Stock subject to a Qualified Option before the expiration of the applicable holding period, the Committee may, in its sole discretion, restrict the vesting and/or exercisability of a Qualified Option and/or the sale of shares of Stock until the expiration of the applicable holding period, as set forth in the Award Agreement to be delivered to the French Participant.  In any case, the restriction on the sale of the shares of Stock shall not exceed three (3) years from the date of exercise of a Qualified Option.  However, a French Participant may be permitted to exercise a vested Qualified Option or sell the shares of Stock subject to a Qualified Option before the expiration of the applicable holding period in the cases of Disability, death, Forced Retirement or dismissal, as defined in Section 91-ter of Exhibit II to the French Tax Code, as amended, and subject to very strict conditions and as set forth in the Award Agreement to be delivered to the French Participant.

(b)           If a French Participant ceases to be employed by the Company or an Affiliate by reason of Disability, the disabled French Participant’s Qualified Option shall benefit from the favorable tax and social security contributions treatment, irrespective of the date of sale of the shares of Stock, but only in the specific circumstances as provided for by Section 163 bis C of the French Tax Code, as amended.

(c)           To the extent and as long as applicable to Qualified Options granted by the Company, a specific holding period for the shares of Stock or a restriction on exercise of the Qualified Options shall be imposed in the Award Agreement for any French Participant who qualifies as a Managing Director or who has a comparable position at the level of the Company.

8.             Death.

If a French Participant’s service to the Company or a French Entity terminates by reason of his or her death, the French Participant’s Qualified Options shall thereafter become fully vested and exercisable in full (with respect to all Qualified Options, vested or unvested at the time of death) by the French Participant’s heirs (as determined by will or by the laws of descent and distribution in France) for a six month period beginning on the date of the French Participant’s death.  The six-month exercise period shall apply without regard to the term of a Qualified Option as described in Section 4 above. Any Qualified Option which remains unexercised shall expire six months following the date of the French Participant’s death.

9.             Adjustments Upon a Change in Control and Change in Shares.

(a)           Adjustments of Qualified Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Qualified Option only in the event of the transactions by the Company listed under Section L. 225-181 of the French commercial code and in case of a repurchase of shares of Stock by the Company at a price which is higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of French commercial code, as well as according to specific decrees.  In the event of an adjustment other than described above, the Qualified Options may no longer qualify for favorable tax and social security treatment under French law.

(b)           In the event that a significant decrease in the value of Qualified Options granted to French Participants occurs or is likely to occur as a result of a Change in Control of the Company, or a corporate transaction as described in Sections 3.5 and 12 of the Plan, the Committee, if appropriate, may, in its discretion, authorize the immediate vesting and exercise of Qualified Options before the date on which any such Change in Control or corporate transaction becomes effective as well as the lapse of any other form of restriction.  If this occurs, the Qualified Options may not receive favorable tax and social security treatment pursuant to French law.

10.        Disqualification of Qualified Options.

If Qualified Options are otherwise modified or adjusted in a manner in keeping with the terms of the Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French Options Sub-Plan, Options may no longer qualify as French-qualified options.  If Qualified Options no longer qualify for preferential tax and social security treatment, the Committee may, in its sole discretion, lift, shorten or terminate certain restrictions applicable to the vesting of the Qualified Options, the exercisability of the Qualified Options, or the sale of the shares of Stock which may have been imposed under this French Options Sub-Plan or in the Award Agreement delivered to the French Participant.

11.          Interpretation.

(a)           It is intended that the Qualified Options granted under the French Options Sub-Plan shall qualify for the favorable tax and social security treatment applicable to options granted under Sections L. 225-177 to L. 225-186-1 of the French commercial code, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status.  The terms of the French Options Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social security authorities and subject to the fulfillment of legal, tax and reporting obligations.

(b)           In the event of any conflict between the provisions of the French Options Sub-Plan and the Plan, the provisions of this French Options Sub-Plan shall control for any grants of Qualified Options made thereunder to French Participants.

12.          Employment Rights.

The adoption of this French Options Sub-Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as a part of any employment contracts that a French Entity has with its employees.

13.          Non-Transferability.

Notwithstanding any provision in the Plan to the contrary and, except in the case of death and in accordance with local applicable laws, the Qualified Options shall not be transferred to any third party.  In addition, the Qualified Options are only exercisable by the French Participant during the lifetime of the French Participant.

14.          Amendments.

Subject to the terms of the Plan, the Board or Committee reserves the right to amend and/or terminate the French Options Sub-Plan at any time in its sole discretion.

15.          Number of Shares Granted and Shareholders Authorization.

The Plan and the share limitations set forth in Sections 3.1 and 16 of the Plan have been authorized and approved by the Company’s shareholders, and shall apply to the grants to French Participants under this French Options Sub-Plan.  The authorization and approval of the Company’s shareholders is intended to meet the requirements of Sections L. 225-177-1 and L. 225-179 of the French commercial code, to the extent applicable to grants made by the Company.

16.          Effective Date.

This French Options Sub-Plan shall be effective and shall apply to grants of Qualified Options made on or after May 3, 2011.